Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

Intel Announces Senior Notes Offering

SANTA CLARA, Calif., Dec.4, 2012 — Intel Corporation today announced that it intends to offer, subject to market and other conditions, senior unsecured notes under an automatic shelf registration statement on file with the Securities and Exchange Commission. The offering and the final terms of the notes, including principal amount, interest rate and maturity will depend on market and other conditions at the time of pricing.

Intel intends to use the net proceeds from the offering for general corporate purposes and to repurchase shares of its common stock under the company’s existing share repurchase authorization.

J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers for the offering.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of securities may be made only by means of a prospectus supplement and accompanying prospectus. Copies of the prospectus supplement and the accompanying prospectus can be obtained from:

J.P. Morgan Securities LLC	Merrill Lynch, Pierce, Fenner & Smith
383 Madison Avenue, 3rd Floor	Incorporated
New York, New York 10179	222 Broadway, 11th Floor
Attention: High Grade Syndicate Desk	New York, New York 10038
Call collect: 1-212-834-4533	Attention: Prospectus Department
E-mail: dg.prospectus_requests@baml.com
Toll-free: 1-800-294-1322

This news release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  Such risks and uncertainties include, but are not limited to, whether or not Intel will offer the notes or consummate the offering, the anticipated terms of the notes and the offering, and the anticipated use of the proceeds of the offering.  Intel does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Intel (NASDAQ: INTC) is a world leader in computing innovation. The company designs and builds the essential technologies that serve as the foundation for the world’s computing devices. Additional information about Intel is available at newsroom.intel.com and blogs.intel.com.

Intel and the Intel logo are trademarks of Intel Corporation in the United States and other countries.

* Other names and brands may be claimed as the property of others.

CONTACTS:	Chuck Mulloy	Mark Henninger
	Media Relations	Investor Relations
	408-765-3484	408-653-9944
	cmulloy@intel.com	mark.h.henninger@intel.com